Exhibit 99.1

January 29, 2007

SOURCE:	California Steel Industries, Inc.
Contact:	Kyle Schulty
Manager, Communications
(909) 350-6024

California Steel Industries Reports Record Sales in 2006

FONTANA, CA, January 29 — California Steel Industries, Inc. (“CSI”) today reported record net sales of $1.36 billion for the year ended December 31, 2006, a 10% increase over 2005. Net income for the year is $109.0 million. Sales during fourth quarter 2006 were $309.4 million, with net income of $8.4 million.

Shipments for the year totaled 1.93 million net tons, 6% higher than in 2005. During the quarter, the company shipped 409,749 net tons. Volume by product is as follows:

Sales volumes (net tons):

	4Q06	4Q05	FY06	FY05
Hot Rolled	146,862	193,257	778,661	744,926
Cold Rolled	37,779	48,108	167,681	186,758
Galvanized	163,671	191,172	752,248	688,315
ERW Pipe	61,437	46,843	231,588	194,032
Total	409,749	479,380	1,930,178	1,814,031

Shipments of ERW pipe and galvanized products during the year were at record levels.

The company’s average sales price increased over 20% during fourth quarter 2006 compared to fourth quarter 2005, although virtually unchanged when compared to third quarter 2006. The average sales price for the year was 3% higher than in 2005.

“2006 was a good, solid year for California Steel, and we are extremely pleased with our results” said Masakazu Kurushima, President and Chief Executive Officer.

“Market conditions for both pipe and galvanized products were particularly strong, and our operations team stepped up to meet the demand from our customers,” he continued. “We achieved new records in both production and shipments in these value-added products.”

Operating profit per ton was $96 in 2006, compared to the $49 per ton realized in 2005; operating margin was 14% and 7%, respectively.

EBITDA for the year was $213.8 million, the second best in the company’s history, substantially higher than 2005’s $118.8. For the quarter, EBITDA was $22.0 million, down from fourth quarter 2005’s level of $38.0 million.

Capital expenditures during the year were $33.2 million, including $17.5 million expended during fourth quarter.

The balance under the Company’s Revolving Credit Agreement was zero as of December 31, 2006, with availability of over $108.8 million. The Company had a cash balance of $5.6 million.

Financial results are as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	12/31/2006	12/31/2005	12/31/2006	12/31/2005
Net sales revenue	$309,375	$300,779	$1,358,762	$1,234,386
Cost of sales	$288,811	$262,007	$1,142,845	$1,120,268
SG&A	$6,453	$8,007	$29,796	$27,669
Operating income	$13,162	$29,796	$184,828	$88,520
Interest expense, net	$1,921	$2,172	$5,156	$11,299
Income before taxes	$12,765	$28,815	$179,521	$80,529
Net income	$8,448	$12,683	$108,985	$43,365
Depreciation	$7,350	$6,991	$29,143	$26,972

Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$(79,353)	$83,152	$14,487	$170,633
Investing Activities	$(18,217)	$(12,379)	$(34,102)	$(6,660)
Financing Activities	$0	$0	$(79,118)	$(60,480)

EBITDA	$22,036	$37,978	$213,820	$118,800

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K dated January 29, 2007.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, electric resistant weld pipe and galvanized coil and sheet. Located in Fontana, California, CSI has about 1,000 employees. More information about the company is available at its website at www.californiasteel.com, or contact Kyle Schulty, Manager, Communications at 909-350-6024.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.